EXHIBIT 99.1

Contact:

Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

YEAR-OVER-YEAR REVENUES AND INCOME FROM CONTINUING OPERATIONS

GROW 30% AND 152%, RESPECTIVELY

SANTA ANA, Calif., Feb 10, 2005 — SimpleTech, Inc. (Nasdaq: STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the fourth quarter and for the year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $77.6 million, an increase of 3% from $75.0 million for the third quarter of 2004, and an increase of 13% from $68.7 million for the fourth quarter of 2003. Revenues for the fourth quarter of 2004 increased from the prior quarter due primarily to a $1.9 million or 13% increase in sales of Flash products from the prior quarter. Diluted earnings per share was $0.06 for the fourth quarter of 2004, compared to diluted earnings per share of $0.06 for the third quarter of 2004 and diluted earnings per share from continuing operations of $0.04 for the fourth quarter of 2003.

Full-year 2004 revenues were $275.4 million, an increase of 30% from $211.8 million for 2003. Revenues for 2004 increased from the prior year due primarily to a $70.7 million or 207% increase in sales of stacking memory products. Diluted earnings per share from continuing operations was $0.17 for 2004, compared to $0.08 for 2003.

In June 2004, we discontinued the operation of our Xiran Division. Our continuing operations are comprised of our OEM and Consumer Divisions. Accordingly, our financial statements reflect these operational changes and highlight continuing operations.

During the fourth quarter of 2004, the company repurchased 92,200 shares of common stock under its previously announced stock repurchase program at an average price, including commissions, of $4.67 per share.

Business Segments

OEM Division

Revenues from OEM Division customers comprised 53% of total revenues in the fourth quarter of 2004, compared to 52% in the third quarter of 2004. OEM Division revenues increased 5% from $39.0 million in the third quarter of 2004 to $41.0 million in the fourth quarter of 2004 and increased 125% from $58.5 million for full-year 2003 to $131.7 million for 2004 due primarily to an increase in the sale of stacking memory products.

Consumer Division

Revenues from Consumer Division customers comprised 47% of total revenues in the fourth quarter of 2004, compared to 48% in the third quarter of 2004. Consumer Division revenues were relatively flat at $36.0 million in the third quarter of 2004 compared to $36.6 million in the fourth quarter of 2004. Revenues from Consumer Division customers decreased 6% from $153.4 million for full-year 2003 to $143.7 million for 2004 due primarily to a decrease in the sale of Flash products.

Business Outlook

“I am very pleased with the growth in revenues and earnings that we accomplished in the year ended December 31, 2004,” said Manouch Moshayedi, CEO of SimpleTech, Inc. “Moreover, I believe that SimpleTech’s operations, resources and financial position are better focused and are stronger now than at any time in our 15-year history.

“From an operations standpoint, we have targeted five major initiatives for potential revenue growth in 2005: Flash-based products for military applications, reduced-sized Flash cards for mobile handsets, expansion of our international business, stacking products for new server and telecom customers and external NAS storage devices in retail stores and for OEMs. All initiatives complement and leverage off of our core business.

“Our resources – technology, financial and management – are now clearly focused on the core of our business and the major initiatives we believe will lead to our further growth in 2005.

“From a financial-position standpoint, our balance sheet is stronger than it has ever been. We have more than $83 million in cash and short-term marketable securities, no debt and a net inventory level that is down to $19 million as of December 31, 2004. After achieving strong revenues and earnings growth in 2004, we are excited about our prospects for 2005.

“Execution of our major initiatives is imperative to our success in 2005. To this point, I believe that we are off to a good start with some of our accomplishments during the fourth quarter of 2004, which include:

•	Maintaining the significant stacking revenue gains achieved in the third quarter of 2004 with stacking revenue remaining relatively flat sequentially at approximately $33 million in the fourth quarter of 2004 compared to approximately $34 million in the third quarter of 2004,

•	Completing our initial production shipments of our new Flash-based Zeus Ultra DMA Solid State Drives, which are targeted for customized OEM applications in the military and other select sectors,

•	Announcing the availability of our miniSD and RS-MMC Flash cards and our strategy to focus on the expanding mobile phone market, and

•	The introduction of our SimpleShare storage product line, an easy-to-use, affordable and robust high-capacity external storage drive.

“As we come off of the holiday season and our revenue and earnings accomplishments for the fourth quarter of 2004, we enter a seasonally weaker first quarter. In addition, we are in the process of qualifying some of our latest generation stacked modules with current and potential customers as they transition certain of the OEM solutions from PC 2100 to PC 2700 and from DDR I to DDR II technologies. While the qualifying process is temporary, we have experienced some delays which we currently expect can be resolved by the end of first quarter of 2005. Nevertheless, we expect that seasonality and the qualification process will have an impact on our financial performance during the first quarter of 2005. However, we believe that our five major revenue growth initiatives will allow us to build on the growth we achieved in 2004 and increase profitability in the calendar year 2005. For the first quarter of 2005, we currently expect revenues to range from $60 million to $62 million with diluted earnings per share to range from $0.01 to $0.02.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the fourth quarter and year ended December 31, 2004. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast by CCBN and can be accessed live at www.simpletech.com, then click on “Investor Relations.” The webcast conference call will be archived and available approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the strength of our operations, resources and financial position, our major initiatives for potential growth in 2005, the strength of our balance sheet, our enthusiasm about our outlook for 2005, belief we are off to a good start in 2005, changing industry dynamics leading to favorable market conditions, most qualification delays being resolved by end of first quarter of

2005, impact of seasonality and qualification process on first quarter of 2005, five major revenue growth initiatives will allow us to build on the growth achieved in 2004, increased profitability in calendar year 2005, and revenue and earnings per share guidance for the first quarter of 2005. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, the delays we are experiencing in the qualification process of our DDR II stacked modules by current and potential customers, our major initiatives may not be successful, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, changing industry dynamics may not lead to favorable market conditions, opportunities to become a viable competitor in the Flash retail market may not materialize, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies may limit the applications of our products, our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully and we may not repurchase any additional shares under our previously announced stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$83,318	$76,394
Accounts receivable, net of allowances of $993 at December 31, 2004 and $1,129 at December 31, 2003	37,047	33,036
Inventory, net	19,002	26,704
Deferred income taxes	1,515	1,087
Other current assets	2,663	2,236

Total current assets	143,545	139,457
Furniture, fixtures and equipment, net	6,146	9,263
Intangible assets	373	372
Deferred income taxes	3,345	4,577

Total assets	$153,409	$153,669

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$16,553	$20,388
Accrued and other liabilities	5,428	4,957

Total liabilities	21,981	25,345
Shareholders’ Equity:
Common stock	48	48
Additional paid-in capital	121,192	122,777
Retained earnings	10,188	5,499

Total shareholders’ equity	131,428	128,324

Total liabilities and shareholders’ equity	$153,409	$153,669

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenues	$77,617	$68,673	$275,432	$211,806
Cost of revenues	63,690	57,405	228,269	175,927

Gross profit	13,927	11,268	47,163	35,879

Sales and marketing	5,701	5,185	19,875	18,787
General and administrative	2,569	2,960	10,106	10,077
Research and development	1,290	633	4,295	2,445

Total operating expenses	9,560	8,778	34,276	31,309

Operating income	4,367	2,490	12,887	4,570
Interest income	360	181	1,052	557

Income from continuing operations before provision for income taxes	4,727	2,671	13,939	5,127
Provision for income taxes	1,545	973	5,158	1,645

Income from continuing operations	$3,182	$1,698	$8,781	$3,482
Loss from discontinued operations before benefit for income taxes	—	(2,644)	(7,115)	(8,728)
Benefit for income taxes	(10)	(1,200)	(3,023)	(3,598)

Loss from discontinued operations	$10	$(1,444)	$(4,092)	$(5,130)

Net income (loss)	$3,192	$254	$4,689	$(1,648)

Net income (loss) per share:
Basic:
Continuing operations	$0.07	$0.04	$0.18	$0.09
Discontinued operations	$(0.00)	$(0.03)	$(0.08)	$(0.13)

Total	$0.07	$0.01	$0.10	$(0.04)

Diluted:
Continuing operations	$0.06	$0.04	$0.17	$0.08
Discontinued operations	$(0.00)	$(0.03)	$(0.08)	$(0.12)

Total	$0.06	$0.01	$0.09	$(0.04)

Shares used in computation of net income (loss) per share:
Basic	47,386	44,859	47,707	40,409

Diluted	49,438	48,869	49,564	42,560